Exhibit 10.2
[EXECUTION COPY]
RESTRICTED STOCK UNIT AGREEMENT
UNDER THE
LORAL SPACE & COMMUNICATIONS INC.
2005 STOCK INCENTIVE PLAN
This AGREEMENT (the “Agreement”) is made as of the 27th day of October 2009, by and between LORAL SPACE & COMMUNICATIONS INC. (the “Company”) and                      (the “Grantee”).
W I T N E S S E T H :
WHEREAS, the Grantee is now employed by the Company or a subsidiary of the Company (a “Subsidiary”) in a key capacity, and the Company wishes to grant the Grantee a notional interest in shares of the Company’s voting common stock, par value $0.01 per share (the “Stock”), in the form of restricted stock units, subject to certain restrictions and on the terms and conditions set forth herein; and
WHEREAS, through the grant of these restricted stock units, the Company hopes to incentivise and retain the services of Grantee and encourage stock ownership by Grantee in order to give Grantee a proprietary interest in the Company’s success and align Grantee’s interest with those of the stockholders of the Company;
NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:
1. Grant of Restricted Stock Units. Subject to the restrictions, terms and conditions set forth herein and in the Company’s 2005 Stock Incentive Plan, as amended from time to time (the “Plan”), effective as of June 16, 2009 (the “Grant Date”), the Company hereby grants to the Grantee pursuant to the Plan                      restricted stock units (the “Award”) (the restricted stock units granted hereunder are hereafter referred to as the “Restricted Stock Units”). Each Restricted Stock Unit shall represent the right to receive upon settlement (i) one share of Stock or (ii) cash equal to the fair market value of one share of Stock on the settlement date, subject to the terms and conditions set forth herein. Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan.
2. Satisfaction of Vesting Conditions.
(a) General. Except as provided in this Agreement, the Restricted Stock Units are subject to a substantial risk of forfeiture until vested as set forth in this Section 2 and are not transferable, other than by will or the laws of descent and distribution. Vesting of all or a portion of the Restricted Stock Units requires the satisfaction of two vesting conditions: a time-based vesting condition and a stock-price vesting condition. No vesting will occur unless both vesting conditions are satisfied.

Because both the time-based vesting condition and the stock-price vesting condition must be satisfied for all or a portion of the Restricted Stock Units to vest, to the extent that one vesting condition is satisfied prior to the satisfaction of the other vesting condition, vesting will be delayed (unless the Restricted Stock Units expire or become forfeited) until the date both vesting conditions are satisfied. The date that both vesting conditions become satisfied with respect to any Restricted Stock Unit is hereinafter referred to as the “RSU Vesting Date.”
(i) Time-Based Vesting Condition. The time-based vesting condition will be satisfied in separate tranches (each, a “Tranche”) in accordance with the schedule set forth in the table below (rounded down to the nearest whole Restricted Stock Unit and subject to earlier vesting or forfeiture as provided below), on the specified vesting dates (each, a “Time-Based Vesting Date,” and the period between each Vesting Date, a “Time-Based Vesting Period”), provided the Grantee has remained an employee of the Company or a Subsidiary from the date hereof through each Vesting Date.

% of Restricted Stock Units	Vesting Date
25%	On Grant Date
6 1/4%	September 14, 2009
6 1/4%	December 14, 2009
6 1/4%	March 8, 2010
6 1/4%	June 14, 2010
6 1/4%	September 13, 2010
6 1/4%	December 13, 2010
6 1/4%	March 14, 2011
6 1/4%	June 13, 2011
6 1/4%	September 12, 2011
6 1/4%	December 12, 2011
6 1/4%	March 12, 2012
Remainder of Restricted Stock Units	June 11, 2012
(ii) Stock-Price Vesting Condition. The stock price vesting condition will be satisfied on the last day of the first 20-consecutive-trading-day-period after the Grant Date during which the average closing price of the Stock over such period is equal to or greater than $45, which occurs (1) while the Grantee remains employed with the Company or a Subsidiary (the “Stock-Price Employment Condition”) and (2) on or prior to June 30, 2016 (the “Stock-Price Vesting Condition”).
(b) Death or Disability.
(i) Time-Based Vesting Condition. Notwithstanding the general vesting provisions contained in Section 2(a)(i) above, upon the Grantee’s death or Disability (as defined below) while employed with the Company or a Subsidiary, the time-based vesting condition will be satisfied with respect to a portion of the Tranche of Restricted Stock Units for which the time-based vesting condition is next scheduled to be satisfied on the Time-Based Vesting Date immediately following such death or Disability equal to the number of Restricted Stock Units subject to such Tranche multiplied by a fraction, the denominator of which is the total number of days in the Time-Based Vesting Period ending on such next Time-Based Vesting Date during which such death or Disability occurs and the numerator of which is the number of days during such Time-Based Vesting Period that the Grantee is employed with the Company or a Subsidiary prior to such death or Disability. For purposes of this Agreement, the term “Disability” shall have the meaning ascribed thereto in the Plan. Except as provided in this Section 2(b)(i), upon the Grantee’s death or Disability, the portion of the Restricted Stock Units with respect to which the time-based vesting condition has not yet been satisfied shall expire and be forfeited.
(ii) Stock-Price Vesting Condition. Notwithstanding the general vesting provisions contained in Section 2(a)(ii) above, upon the Grantee’s death or Disability while employed with the Company or a Subsidiary, the Stock-Price Employment Condition will be waived for the one-year period immediately following such event (or until June 30, 2016, if earlier) and if following such death or Disability but prior to the earlier of (1) the end of such one-year period or (2) June 30, 2016, the average closing price of the Stock during any 20-consecutive-trading-day-period is equal to or greater than $45, the Stock-Price Vesting Condition shall be satisfied.
(c) Termination Without Cause.
(i) Time-Based Vesting Condition. Notwithstanding the general vesting provisions contained in Section 2(a)(i) above, upon the termination of the Grantee’s employment with the Company and all Subsidiaries by the Company or a Subsidiary without Cause (as that term is defined in the Plan), the time-based vesting condition shall be satisfied as to the number of Restricted Stock Units subject to the Tranches for which the time-based vesting would have been satisfied had the Grantee remained employed with the Company or a Subsidiary through the Time-Based Vesting Date that is scheduled to occur during the month of June that immediately follows such termination. Except as provided in this Section 2(c)(i), upon the Grantee’s termination of employment with the Company and all Subsidiaries by the Company or a Subsidiary without Cause, the portion of the Restricted Stock Units with respect to which the time-based vesting condition has not yet been satisfied shall expire and be forfeited.
(ii) Stock-Price Vesting Condition. Notwithstanding the general vesting provisions contained in Section 2(a)(ii) above, upon the termination of the Grantee’s employment with the Company and all Subsidiaries by the Company or a Subsidiary without Cause, the Stock-Price Employment Condition will be waived for the one-year period immediately following such termination (or until June 30, 2016, if earlier) and if following such termination date but prior to the earlier of (1) the end of such one-year post-termination period or (2) June 30, 2016, the average closing price of the Stock during any 20-consecutive-trading-day-period is equal to or greater than $45, the Stock-Price Vesting Condition shall be satisfied.
(d) Other Terminations. Upon the Grantee’s termination of employment with the Company and all Subsidiaries for any reason other than on account of the Grantee’s death or Disability or by the Company or a Subsidiary without Cause, all outstanding unvested Restricted Stock Units shall immediately expire and be forfeited.
(e) Change in Control.
(i) Time-Based Vesting Condition. Notwithstanding the general vesting provisions contained in Section 2(a)(i) above, upon the consummation of a Change in Control, the time-based vesting condition shall immediately be satisfied as to all of the Restricted Stock Units for which the time-based vesting condition had not previously been satisfied.
(ii) Stock-Price Vesting Condition. In the event of a Change in Control, (1) if the Company’s stockholders receive a per-share value for their shares of Stock in the Change-in-Control transaction equal to or greater than $45, the Stock-Price Vesting Condition shall be fully satisfied, as of the date of the consummation of such Change in Control transaction or (2) if the Company’s stockholders receive a per-share value for their shares of Stock in the Change-in-Control transaction equal to or greater than the closing price of the Stock on the Grant Date but less than $45, the Stock-Price Vesting Condition shall be satisfied, as of the date of the consummation of such Change in Control transaction, with respect to a portion of the Restricted Stock Units equal to the total number of Restricted Stock Units multiplied by a fraction, the numerator of which shall be the per-share value received by the Company’s stockholders for their shares of Stock in the Change-in-Control transaction and the denominator of which shall be $45, or (3) if the Company’s stockholders receive a per-share value for their shares of Stock in the Change-in-Control transaction equal to less than the closing price of the Stock on the Grant Date, the Stock-Price Vesting Condition shall not be satisfied and to the extent that the Stock-Price Vesting Condition has not previously been satisfied as of the date of the consummation of such Change in Control transaction, all unvested Restricted Stock Units shall be forfeited.
3. Settlement of Restricted Stock Units.
Each Restricted Stock Unit shall be settled on its respective RSU Vesting Date. On each RSU Vesting Date, the Company shall deliver to the Grantee (or the Grantee’s estate in the event of Grantee’s death) (x) a certificate or certificates representing the number of shares of Stock equal to the number of vested Restricted Stock Units or (y) a lump sum payment of cash having a value equal to the fair market value of one share of Stock as of the RSU Vesting Date multiplied by the number of vested Restricted Stock Units. The determination as to whether the Restricted Stock Units will be settled in Stock or cash shall be within the sole discretion of the Company.
4. Dividends and Dividend Equivalents. No dividends or dividend equivalents shall accrue or be paid with respect to any outstanding Restricted Stock Units.

5. Rights of Stockholder. The Grantee will not have any rights as a Stockholder with respect to any Restricted Stock Units until the Grantee becomes the holder of record of such shares.
6. No Right to Continued Employment. This Agreement does not confer upon the Grantee any right to continuance of employment with the Company, nor shall it interfere in any way with the right of the Company to terminate his or her employment at any time.
7. Transferability. The Restricted Stock Units may not, at any time prior to settlement, be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable.
8. Tax Withholding. The Grantee agrees as a condition of this Agreement, to pay to the Company, or make arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of federal, state and local income and payroll taxes that the Company is required to withhold in connection with the vesting and settlement of the Restricted Stock Units. Alternatively, the Company may, in its sole discretion, withhold cash and/or shares of Stock having a value equal to all or a portion of the aggregate amount of federal, state and local income and payroll taxes that the Company is required to withhold, and, if only a portion of the required amount is withheld, the Grantee agrees to pay to the Company, or make arrangements satisfactory to the Company regarding payment to the Company of, the amount of tax withholding not covered by the withholding of cash and/or shares of Stock.
9. Notice. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Grantee to the Company shall be mailed or delivered to the Company at its New York office and all notices or communications by the Company to the Grantee may be given to the Grantee personally or may be mailed to the Grantee’s home address as reflected on the books of the Company.
10. Arbitration. All disputes between the parties arising out of, or in connection with the validity, interpretation, construction, meaning or execution of the Plan or of this Agreement or any settlement thereof, shall be finally settled by arbitration to be held in New York City and conducted in accordance with the Rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be.
11. Governing Law. The validity, interpretation and performance of this Agreement shall be controlled by and construed under the laws of Delaware, without giving effect to the principles of conflicts of law.
12. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

LORAL SPACE & COMMUNICATIONS INC.
By:	/s/ Michael B. Targoff
	Name:	Michael B. Targoff
	Title:	Vice Chairman, Chief Executive Officer and President

Grantee
Mailing Address of Grantee for Delivery of Stock Certificates:

Phone Number of Grantee:

Email Address of Grantee:

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